                                                                 EXHIBIT (d)(3)




                              EMPLOYMENT AGREEMENT



         Except as otherwise specifically provided herein, this Employment Agreement (this "Agreement") by and between Engle Homes, Inc., a Florida corporation (the "Company"), and Alec Engelstein (the "Executive") is made effective for all purposes immediately prior to the consummation of the Offer (as defined in the Agreement and Plan of Merger dated as of October 12, 2000 among Technical Olympic USA, Inc., a Delaware corporation (the "Parent"), Helios Acquisition Corp., a Florida corporation, and Engle Homes, Inc., a Florida corporation (the "Merger Agreement") (the "Effective Time").


                                   RECITALS:


         The Company, its divisions, subsidiaries, and other affiliated entities are primarily engaged in the business of developing land for, and the construction of, detached, single-family residences (the "Business"). The Company and the Executive previously entered into an Employment Agreement dated November 1, 1998, and subsequently amended from time to time (the "Employment Agreement"), the intent and purpose of which was to specify the terms and conditions of the Executive's employment with the Company. The Company and the Executive now desire to cancel and terminate the Employment Agreement and to enter into this Agreement and the Non-Competition Agreement of even date, attached hereto as Exhibit A, all effective as of the Effective Time, except as otherwise provided in the Non-Competition Agreement.

                                   AGREEMENT

         NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

         1.       Employment.

                  1.1 Employment. The Company hereby agrees to continue to employ the Executive and the Executive hereby agrees to continue to serve the Company, on the terms and conditions set forth herein.

                  1.2 Duties of Executive. During the Term of Employment under this Agreement, the Executive shall serve as the Chief Executive Officer of the Company, shall diligently perform all services as may be assigned to him by the board of directors of the Company (the "Board") (provided that such services shall not materially differ from the services currently provided by the Executive), shall report solely to the Board, and shall exercise such power and authority as may from time to time be delegated to him by the Board. The Executive shall devote his full business time and attention to the business and affairs of the Company, render such services to the best of his ability, and use his best efforts to promote the interests of the Company. It shall not be a violation of this Agreement for the Executive to (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions, or (iii) manage personal investments (including without limitation land banking for the Company and others), so long as such activities do not significantly interfere with the performance of the Executive's responsibilities to the Company in accordance with this Agreement. The Company also may from time to time assign additional or



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other duties to the Executive in conjunction with any restructuring of the
Parent and its subsidiaries, which additional or other duties shall be reasonably consistent with the Executive's experience and position with the Company.


         2.       Term of Employment.

                  2.1 Initial Term. The initial Term of Employment under this Agreement, and the employment of the Executive hereunder, shall commence effective as of the Effective Time (the "Commencement Date') and shall expire on December 31, 2003, unless sooner terminated in accordance with Section 5 hereof.

                  2.2 Extension of Term. On December 31, 2001, and on each subsequent December 31, during the Term of Employment, the Term of Employment under this Agreement automatically shall extend for an additional 1 year period (subject to earlier termination as provided in Section 5 hereof) unless the Company or the Executive delivers written notice to the other at least 6 months prior such December 31 of its or his election not to extend the Term of Employment.

                  2.3 Term of Employment. The period during which the Executive shall be employed by the Company pursuant to the terms of this Agreement is sometimes referred to in this Agreement as the "Term of Employment".


         3.       Compensation.

                  3.1 Base Salary. The Executive shall receive a base salary at the annual rate of $750,000 (the "Base Salary") during the Term of Employment, with such Base Salary payable in installments consistent with the Company's normal payroll schedule, subject to applicable withholding and other taxes. The Base Salary shall be reviewed, at least annually, for merit increases and may, by action and in the discretion of the Board, or the Compensation Committee of the Board if appointed by the Board and delegated such authority, be increased at any time or from time to time. In addition, on each anniversary of the Commencement Date of this Agreement, the Base Salary shall be increased, but shall not be decreased, by that percentage by which the Consumer Price Index, for the Palm Beach, Florida area published by the United States government (the "Index") as of the December 31 of the immediately preceding calendar year exceeds such index as of the December 31 of the next preceding calendar year. If publication of the Index is discontinued, the parties hereto shall accept comparable statistics on the cost of living for the Palm Beach, Florida area as computed and published by an agency of the United States government, or if no such agency computes and publishes such statistics, by any regularly published national financial periodical that does compute and publish such statistics. Base Salary, if increased, shall not thereafter be decreased for any reason.




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


                  3.2      Bonuses.

                           a.  The Executive shall be eligible to receive
bonuses under this paragraph "a" for each fiscal year of the Company ending during the Term of Employment only in the event that the Company's "Adjusted Pre-Tax Income" equals or exceeds 10% of the "Average Stockholders' Equity", for such fiscal year. If the Company's Adjusted Pre-Tax Income equals or exceeds 10% of the Average Stockholders' Equity for any such fiscal year, the Company shall pay the Executive a bonus for such year equal to the sum of
(i) 1% of 10% of the Company's Adjusted Pre-Tax Income for the year plus (ii)
2 1/2% of the amount by which the Adjusted Pre-Tax Income exceeds 10% of the Average Shareholders' Equity for such year. In the event of a short fiscal year, the bonus for such short fiscal year shall be calculated by annualizing the Adjusted Pre-Tax Income for that short fiscal year, and then pro-rating the annualized bonus as so determined based upon the number of months (and fractions thereof) in the short fiscal year as compared to 12. For purposes of this provision;


                   (x) "Adjusted Pre-Tax Income" means, for any period with respect to the amount thereof shall be determined, the aggregate of the net income for such period (taken as a cumulative whole), before federal and state income taxes, determined in accordance with GAAP, and based on audited financial statements, modified to the extent included in the consolidated net income of the Company and its subsidiaries. Net income shall exclude the effect of the following items:

                           (1) any additional depreciation, amortization or other cash or non-cash expense or income resulting from the write-up or write-down of any asset and any amortization of goodwill or other intangibles relating to the acquisition of the Company pursuant to the Merger Agreement;

                           (2) any expenses, including incremental interest incurred in connection with the transaction contemplated by the Merger Agreement (the "Merger Transaction") (calculated as the difference in actual interest incurred less the amount of interest which would have been incurred had the subordinated debentures totaling $250,000,000 with a 9.25% coupon remained in place through the term of the contract), documentary stamp taxes, lender's attorneys' fees and origination fees, incurred in connection with
                           (x) the financing of the Merger Transaction, (y) fees and expenses of accountants, and other professionals incurred by the Company in connection with the Merger Transaction.

                           (3) any gain, loss, income or expense resulting from a change in the Company's accounting methods, principles or practices after the Closing of the Merger Transaction;

                           (4) any expenses directly or indirectly incurred in connection with the Merger Transaction;





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


                           (5) any corporate assessments or charges from the Parent or any of its affiliates other than the reimbursement of any out-of-pocket expenses incurred by the Parent that the Company would incur on a stand-alone basis (considering competitive market rates at which the same could be obtained from third party sources), and under no circumstances will any such reimbursement exceed, on a pro rata basis, the corresponding amounts charged to any other affiliate of the Parent;

                           (6) in the event dividends or other distributions are paid or distributed to the Parent by the Company (excluding however, tax payments payable by the Company under any tax sharing agreement with the Parent), net income shall include deemed interest income on such funds equivalent to the prime rate of interest, and

                           (7) any bonuses payable to the Executive.


                  (ii) "Average Stockholders' Equity" means the average of the Company's year-end "Shareholder's Equity" for the two fiscal years preceding the fiscal year of the Company for which the bonus is being determined. "Shareholder's Equity" subsequent to the Merger means the equity or equivalent amount at the time of the Merger plus the Adjusted Pre-Tax Income multiplied by a percentage equal to 100% minus the applicable Federal and State percentage tax rates.

                           b. For the  Bonus  Period  in which  the  Executive's
employment with the Company terminates for any reason other than by the Company for Cause under Section 5.1 hereof, the Company shall pay the Executive a pro rata portion (based upon the period ending on the date on which the Executive's employment with the Company terminates) of the bonus otherwise payable under
Section 3.2a for the Bonus Period in which such termination of employment occurs; provided, however, that (i) the Bonus Period shall be deemed to end on the last day of the fiscal quarter of the Company in which the Executive's employment so terminates, and (ii) the Adjusted Pre-Tax Income for this Bonus Period shall be annualized and shall be determined based upon unaudited financial information prepared in accordance with generally accepted accounting principles, applied consistently with prior periods, and reviewed and approved by the Board, or the Compensation Committee of the Board if appointed by the Board and delegated such authority. The Incentive Compensation for this Bonus Period is sometimes hereinafter referred to as the "Termination Year Bonus".

                           c. Executive also shall receive such additional
bonuses, if any, as the Compensation Committee of the Board may determine in its sole and absolute discretion.

                           d. Any bonuses payable pursuant to this Section 3.2
are sometimes hereinafter referred to as "Incentive Compensation." Each period for which Incentive Compensation is payable to the Executive is sometimes hereinafter referred to as a Bonus Period.




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Unless otherwise specified by the Board, the Bonus Period shall be the fiscal year of the Company.


                           e. Any Incentive Compensation payable pursuant to
this Section 3.2 shall be paid by the Company to the Executive with 2 1/2 months after the end of the Bonus Period for which it is payable.

         4.       Expense Reimbursement and Other Benefits.

                  4.1 Reimbursement of Expenses. Upon the submission of proper substantiation by the Executive, and subject to such rules and guidelines as the Company may from time to time adopt, the Company shall reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive in the course of and pursuant to the business of the Company. The Executive shall account to the Company in writing for all expenses for which reimbursement is sought and shall supply to the Company copies of all relevant invoices, receipts or other evidence reasonably requested by the Company.

                  4.2 Compensation/Benefit Programs. During the Term of Employment, the Executive shall be entitled to participate in all medical, dental, hospitalization, accidental death and dismemberment, disability, travel and life insurance plans, and any and all other plans as are presently and hereinafter offered by the Company to its executives, including savings, pension, profit-sharing and deferred compensation plans, subject to the general eligibility and participation provisions set forth in such plans. During the Term of Employment, the Company shall pay all premiums (up to a maximum of $90,000 of aggregate premiums per year) necessary to maintain in force Transamerica Occidental Life Policy #92487325, with a death benefit of $5,000,000 payable upon the second death of the Executive and the Executive's wife, Sheila, and Hartford Life Insurance Company Policy #UL1543530, with a death benefit of $5,000,000.

                  4.3 Working Facilities. During the Term of Employment, the Company shall furnish the Executive with an office, secretarial help and such other facilities and services suitable to his position and adequate for the performance of his duties hereunder.

                  4.4 Automobile. During the Term of Employment, the Company shall continue to provide the Executive with an automobile comparable to the existing automobile provided by the Company to Executive, together with reimbursement of the reasonable operating expenses thereof, including without limitation the costs of gasoline, oil, repairs, maintenance and insurance.

                  4.5 Retirement Benefits. In the event that the Executive's employment with the Company terminates for any reason other than by the Company for Cause pursuant to Section 5.1 hereof, the Company shall pay to the Executive (or to the beneficiary designated by the Executive in writing to the Company) a monthly retirement benefit (the "Retirement Benefits") equal to one twelfth of the Executive's annual Base Salary at the time of such termination of employment. Payment of the Retirement Benefits shall commence on the first day




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of the calendar month that immediately follows the date of termination of the
Executive's employment with the Company and shall continue for a period of 60 consecutive months.

                  4.6 Company Airplane. During the Term of Employment, the Executive shall be entitled to use the Company's airplane, provided the Company owns an airplane at such time, for up to 15 (fifteen) hours of flight time per calendar year, and the Executive shall reimburse the Company for the value of his usage of such airplane, such value to be equal to the minimum amount that would be required to be paid for such usage in order that the usage would not result in taxable income to the Executive for Federal income tax purposes based upon applicable IRS guidelines then in effect.

                  4.7 Other Benefits. The Executive shall be entitled to six
(6) weeks of vacation each calendar year during the Term of Employment, to be taken at such times as the Executive and the Company shall mutually determine and provided that no vacation time shall interfere with the duties required to be rendered by the Executive hereunder. Any vacation time not taken by Executive during any calendar year may be carried forward into any succeeding calendar year. The Executive shall receive such additional benefits, if any, as the Board (or the Compensation Committee of the Board if appointed by the Board and delegated such authority) of the Company shall from time to time determine.


         5.       Termination.


                  5.1 Termination for Cause. The Company shall at all times have the right, upon written notice to the Executive, to terminate the Executive's employment hereunder, for Cause. For purposes of this Agreement, the term "Cause" only shall mean (i) an act or acts of fraud, embezzlement or misappropriation of funds taken by the Executive and intended to result in substantial personal enrichment of the Executive at the expense of the Company,
(ii) repeated violation by the Executive of the Executive's material obligations under this Agreement which are demonstrably willful and deliberate on the Executive's part and which are not remedied in a reasonable period of time after receipt of written notice from the Company, or (iii) the conviction of the Executive for any criminal act which is a felony. Any termination for Cause shall be made in writing to the Executive, which notice shall set forth in detail all acts or omissions upon which the Company is relying for such termination. The Executive shall have the right to address the Board regarding the acts set forth in the notice of termination. Upon any termination pursuant to this Section 5.1, the Company shall (i) pay to the Executive his Base Salary to the date of termination and (ii) pay to the Executive his accrued but unpaid Incentive Compensation, if any, for any Bonus Period ending on or before the date of the termination of Executive's employment with the Company. The Company shall have no further liability hereunder (other than for (x) reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1, and (y) payment of compensation for unused vacation days that have accumulated at the time such termination occurs).

                  5.2 Disability. The Company shall at all times have the right, upon written notice to the Executive, to terminate the Executive's employment hereunder, if the Executive




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shall as the result of mental or physical incapacity, illness or disability, become unable to perform his obligations hereunder for a period of 12 consecutive calendar months. Upon any termination pursuant to this Section 5.2, the Company shall (i) pay to the Executive any unpaid Base Salary through the effective date of termination specified in such notice, (ii) pay to the Executive his accrued but unpaid Incentive Compensation, if any, for any Bonus Period ending on or before the date of termination of the Executive's employment with the Company, and (iii) pay to the Executive his Termination Year Bonus at the time provided in Section 3.2e hereof. The Company shall have no further liability hereunder (other than for (x) reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however to the provisions of Section 4.1, (y) payment of compensation for unused vacation days that have accumulated at the time such termination occurs, and
(z) payment of the Retirement Benefits payable under Section 4.5 hereof).

                  5.3 Death. Upon the death of the Executive during the Term of Employment, the Company shall (i) pay to the estate of the deceased Executive any unpaid Base Salary through the Executive's date of death, (ii) pay to the estate of the deceased Executive his accrued but unpaid Incentive Compensation, if any, for any Bonus Period ending on or before the Executive's date of death, and (iii) pay to the estate of the deceased Executive the Termination Year Bonus at the time provided in Section 3.2e. The Company shall have no further liability hereunder (other than for (x) reimbursement for reasonable business expenses incurred prior to the date of the Executive's death, subject, however to the provisions of Section 4.1, and (y) payment of compensation for unused vacation days that have accumulated at the time such termination occurs and (z) payment of the Retirement Benefits under Section 4.5 hereof).

                  5.4 Termination Without Cause. At any time the Company shall have the right to terminate the Executive's employment hereunder by written notice to the Executive. Upon any termination pursuant to this Section 5.4 (that is not a termination under any of Sections 5.1, 5.2, 5.3, or 5.5), the Company shall (i) pay to the Executive any unpaid Base Salary through the effective date of termination specified in such notice, (ii) pay to the Executive the accrued but unpaid Incentive Compensation, if any, for any Bonus Period ending on or before the date of the termination of the Executive's employment with the Company, (iii) pay to the Executive his Termination Year Bonus, at the time provided in Section 3.2e, (iv) pay to the Executive as a single lump sum payment, within 30 days of the termination of his employment hereunder, an amount (the "Continuation Amount") equal to the product of (a) the number of months (rounded to the nearest whole month) during the period (the "Continuation Period") beginning on the date of the termination of the Executive's employment with the Company and ending on the date on which the Term of Employment would have ended pursuant to Section 2 hereof in the absence of an earlier termination pursuant to this Section 5, multiplied by (b) one-twelfth of the sum of the Executive's annual Base Salary on the date of termination, and the Incentive Compensation and the value of the annual fringe benefits required to be provided to the Executive under Sections 4.2 and 4.4 hereof for the year immediately preceding the year in which his employment terminates, and (v) pay to the Executive as a single lump sum payment within 30 days of the termination of his employment hereunder, an amount equal to the value of the portion of his benefits under any savings, pension, profit sharing or deferred compensation plans that are




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forfeited under such plans by reason of the termination of his employment hereunder prior to the end of the Continuation Period. The Company shall have no further liability hereunder (other than for (x) reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1, (y) payment of compensation for unused vacation days that have accumulated at the time such termination occurs, and
(z) payment of the Retirement Benefits payable under Section 4.5 hereof.)


                  5.5      Termination by Executive.

                           a. The Executive shall at all times have the right,
upon six (6) months written notice to the Company, to terminate the Executive's employment hereunder.

                           b. Upon termination of employment with the Company
pursuant to this Section 5.5 by the Executive without Good Reason, the Company shall (i) pay to the Executive any unpaid Base Salary through the effective date of termination specified in such notice, (ii) pay to the Executive his accrued but unpaid Incentive Compensation, if any, for any Bonus Period ending on or before the termination of Executive's employment with the Company, and
(iii) pay to the Executive his Termination Year Bonus, at the time provided in
Section 3.2e. The Company shall have no further liability hereunder (other than for (x) reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1, (y) payment of compensation for unused vacation days that have accumulated at the time such termination occurs, and (z) payment of the Retirement Benefits payable under Section 4.5 hereof).

                           c. Upon any termination pursuant to this Section 5.5
by the Executive for Good Reason, the Company shall pay to the Executive the same amounts that would have been payable by the Company to the Executive under
Section 5.4 of this Agreement if the Executive's employment had been terminated by the Company without Cause. The Company shall have no further liability hereunder (other than for (x) reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1, (y) payment of compensation for unused vacation days that have accumulated at the time such termination occurs, and (z) payment of the Retirement Benefits payable under Section 4.5 hereof.

                           d. For purposes of this Agreement, "Good Reason"
shall mean (i) the assignment to the Executive of any duties inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 1.2 of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive; (ii) any failure by the Company to comply with any of the provisions of Article 3 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the





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Executive; (iii) the Company's requiring the Executive to be based at any office or location outside of Palm Beach County, except for travel reasonably required in the performance of the Executive's responsibilities; (iv) any purported termination by the Company of the Executive's employment otherwise than for Cause pursuant to Section 5.1, or by reason of the Executive's disability pursuant to Section 5.2 of this Agreement, prior to the Expiration Date. For purposes of this Section 5.5(d), any good faith determination of "Good Reason" made by the Executive shall be conclusive.


                  5.6      Change in Control Benefit.

                           a. In the event that a Change in Control (as defined
in paragraph (b) of this Section 5.6) in the Company shall occur during the Term of Employment, the Company shall pay to the Executive within 30 days of the Change in Control: (i) any unpaid Base Salary through the date of the Change in Control, (ii) the Incentive Compensation, if any, not yet paid to the Executive for any Bonus Period prior to such Change in Control, (iii) three times the sum of (x) Executive's annual Base Salary as of the Change in Control, and (y) the Incentive Compensation and the value of the annual fringe benefits required to be provided to the Executive under Sections 4.2 and 4.4 hereof for the year immediately preceding the Change in Control. The foregoing payment shall be made whether or not the Executive's employment with the Company terminates by reason of the Change in Control, and the Term of Employment shall not cease, and the provisions of this Agreement therefore shall continue with full force and effect, notwithstanding the Change in Control and the payments required by this Section 5.6. In the event that the Executive's employment subsequently does terminate, then the amount payable to the Executive by reason of such termination shall be determined under the provisions of Sections 5.1 through 5.5, as applicable, and shall be in addition to the amounts payable to the Executive by reason of the Change in Control pursuant to this Section 5.6.

                           b. For purposes of this Agreement, the term "Change
in Control" shall mean the occurrence of any of the following events with respect to either the Company or the Parent, or any other entity that owns, directly or indirectly, a Controlling Interest, as defined below, in the Company or the Parent (each an "Applicable Entity"):

                                    (i) Consummation by the Applicable Entity
of (x) a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which persons who were the shareholders of the Applicable Entity immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities in substantially the same proportions as their ownership immediately prior to such reorganization, or (y) a liquidation or dissolution of the Applicable Entity or (z) the sale of all or substantially all of the assets of the Applicable Entity;

                                    (ii) Individuals who, as of the date
immediately following the consummation of the Merger (as provided in the Merger Agreement), constitute the board of


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directors of the Applicable Entity (the "Incumbent Board") cease for any reason to constitute at least a majority of the board of directors of the Applicable Entity, provided that any person becoming a director subsequent to the Commencement Date whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company), shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

                                    (iii) the acquisition (other than from the
Applicable Entity, the Parent or its subsidiaries) by any person, entity or "group", within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act, of more than 50% of either the then outstanding shares of the Applicable Entity's common stock or the combined voting power of the Applicable Entity's then outstanding voting securities entitled to vote generally in the election of directors (hereinafter referred to as the ownership of a "Controlling Interest") excluding, for this purpose, any acquisitions by (1) the Applicable Entity, the Parent or its subsidiaries, (2) any person, entity or "group" that as of the date on which this Agreement is entered into owns beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act) of a Controlling Interest or (3) any employee benefit plan of the Applicable Entity, the Parent or its subsidiary.

Notwithstanding the foregoing or anything in this Agreement to the contrary,
(x) the consummation of any or all of the transactions contemplated in the Merger Agreement shall not constitute a Change of Control and (y) no public offering by the Applicable Entity of its shares of Common Stock (a "Public Offering") shall constitute a Change in Control unless the stockholders of the Applicable Entity immediately prior to the Public Offering shall, immediately following the Public Offering, own less than 40% of the outstanding shares of the Applicable Entity or less than 40% of the combined voting power of the Applicable Entity's then outstanding voting securities entitled to vote in the election of directors, and (z) no Change in Control shall be deemed to occur solely by reason of any transaction among Applicable Entities.


                  5.7      Certain Additional Payments by the Company.

                           a. Anything in this Agreement to the contrary
notwithstanding, in the event it shall be determined that any payment, distribution or other action by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (including without limitation any additional payments required under this Section 5.7), (a "Payment") would be subject to an excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are incurred by the Executive with respect to any such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), the Company shall make a payment to the Executive (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, the Executive retains (or has had paid to the Internal



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Revenue Service on his behalf) an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions disallowed because of the inclusion of the Gross-Up Payment in the Executive's adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-Up Payment is to be made, and (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

                           b. Subject to the provisions of paragraph (c) of
this Section 5.7, all determinations required to be made under this Section 5.7, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by BDO Seidman, LLP (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 5.7, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of
Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 5.7 and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

                           c. The Executive shall notify the Company in writing
of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                                    (i) give the Company any information
reasonably requested by the Company relating to such claim,

                                    (ii) take such action in connection with
contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                                    (iii) cooperate with the Company in good
faith in order effectively to contest such claim, and

                                    (iv) permit the Company to participate in
any proceedings relating to such claim;

                  provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 5.7(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                           d. If, after the receipt by the Executive of an
amount advanced by the Company pursuant to Section 5.7(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 5.7(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5.7(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

                  5.8 Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company or any of its subsidiaries and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any stock option or other agreements with the Company or any of its subsidiaries. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company or any of its subsidiaries at or subsequent to the date of termination of the Executive's employment shall be payable in accordance with such plan, policy, practice or program.

                  5.9 No Set-Off or Mitigation; Attorneys Fees. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. The Company agrees to pay, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) commenced after a Change in Control by the Company or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to Section 5.7 of this Agreement), plus in each case interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.

                  5.10 Resignation. Upon any termination of employment pursuant to this Article 5, the Executive shall be deemed to have resigned as an officer, and if he or she was then serving as a director of the Company or its subsidiaries, as a director, and if required by the Board, the Executive hereby agrees to immediately execute a resignation letter to the Board.

                  5.11 Survival. The provisions of this Article 5 shall survive the termination of this Agreement, as applicable.

         6. Restrictive Covenants. As a condition to their execution of this Agreement, the Executive and the Company are entering into a Non-Competition Agreement in the form attached as Exhibit A hereto and made a part hereof (the "Non-Competition Agreement").

         7. Assignment. Neither party shall have the right to assign or delegate his rights or obligations hereunder, or any portion thereof, to any other person.

         8. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. Each party hereby submits to the exclusive jurisdiction of the state and federal courts in Palm Beach County, Florida, for purposes of any proceeding arising out of this Agreement.

         9. Entire Agreement. This Agreement and the Non-Competition Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive and the Company (or any of its affiliates) with respect to such subject matter. This Agreement may not be modified in any way unless by a written instrument signed by both the Company and the Executive.

         10. Notices. All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by confirmed facsimile transmission addressed as set forth herein. Notices personally delivered, sent by facsimile or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three (3) days after deposit in the U.S. mail. Notice shall be sent (i) if to the Company, addressed to 123 N.W. 13th Street, Suite 300, Boca Raton, Florida 33432, Attention: Chief Financial Officer, with copies to General Counsel of Parent, and Mark Kelly at Vinson & Elkins, 1001 Fannin, Suite 2300, Houston, Texas 77002, and (ii) if to the Executive, to his address as reflected on the payroll records of the Company, or to such other address as either party hereto may from time to time give notice of to the other.

         11. Benefits; Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

         12. Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

         13. Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

         14. Damages. Nothing contained herein shall be construed to prevent the Company or the Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement. In the event that either party hereto brings suit for the collection of any damages resulting from, or the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the party found to be at fault shall pay all reasonable court costs and attorneys' fees of the other.

         15. Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         16. No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Company, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and assigns, any rights or remedies under or by reason of this Agreement.


         17.      Indemnification.

                  a. The Company shall indemnify and hold harmless the Executive to the fullest extent permitted by law from and against any and all claims, causes of action, lawsuits, damages, expenses (including reasonable attorneys' fees and costs), judgments, penalties, fines, amounts paid in settlements, interest and all other liabilities incurred or paid by the Executive in connection or in any way associated with the investigation, defense, prosecution, settlement or appeal of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and to which the Executive was or is a party or is threatened to be made a party by reason of the fact that the Executive is or was an officer, employee or agent of the Company, or any subsidiaries or affiliates, including any property owner or condominium association that the Executive has been asked to serve on by the Company, or by reason of anything done or not done by the Executive in any such capacity or capacities, provided that the Executive acted in good faith, and in a manner the Executive reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Company also shall pay any and all expenses (including attorney's fees) incurred by the Executive as a result of the Executive being called as a witness in connection with any matter involving the Company and/or any of its officers or directors.

                  b. The Company shall pay any expenses (including attorneys' fees and costs), judgments, penalties, fines, settlements, interest and other liabilities incurred by the Executive in investigating, defending, settling or appealing any action, suit or proceeding described in this Section 17 in advance of the final disposition of such action, suit or proceeding. The Company shall promptly pay the amount of such expenses to the Executive, but in no event later than ten (10) days following the Executive's delivery to the Company of a written request for an advance pursuant to this Section 17, together with a reasonable accounting of such expenses.

                  c. The Executive hereby undertakes and agrees to repay to the Company any advances made pursuant to this Section 17 if and to the extent that it shall ultimately be found that the Executive is not entitled to be indemnified by the Company for such amounts.

                  d. The Company shall make the advances contemplated by this
Section 17 regardless of the Executive's financial ability to make repayment, and regardless whether indemnification of the Indemnitee by the Company will ultimately be required. Any advances and undertakings to repay pursuant to this
Section 17 shall be unsecured and interest-free.

                  e. The provisions of this Section 17 shall survive the termination of this Agreement.

                  IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                        COMPANY:





                                        By: /s/ David Shapiro
                                            -----------------------------------

                                        Name: David Shapiro
                                              ---------------------------------

                                        Title: Vice President
                                              ---------------------------------
                                        EXECUTIVE


                                        /s/ Alec Engelstein
                                        ---------------------------------------
                                        ALEC ENGELSTEIN

                                                                       EXHIBIT A


                            NON-COMPETITION AGREEMENT


     This NON-COMPETITION AGREEMENT (this "Agreement") is made this October 12, 2000, between Engle Homes, Inc., a Florida corporation (the "Company"), and Alec Engelstein, an individual resident of the State of Florida ("Executive").

                                    RECITALS:

     1. The parties hereto (and other individuals and entities not a party hereto) are parties to that certain Agreement and Plan of Merger dated as of October 12, 2000 (the "Merger Agreement");

     2. The Company and Executive are employer and employee, respectively under that certain Employment Agreement of even date herewith (the "Employment Agreement");

     3. This Agreement is an integral part of that Employment Agreement;

     4. Executive is a significant stockholder in the Company and, pursuant to the transactions provided by the Merger Agreement, is selling his stock to Technical Olympic USA, Inc., which will become the parent corporation of the Company ("Parent") upon the consummation of the transactions provided by the Merger Agreement; and

     5. Parent would not purchase Executive's stock without Executive's agreement to enter into the Employment Agreement and this Agreement.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged the parties hereto agree as follows, intending to be legally bound:

     1. Recitals: The foregoing recitals are true and are incorporated herein by this reference.

     2. Definitions: All capitalized terms not defined herein shall have the meaning set forth in the Employment Agreement.

     3. Acknowledgements: Executive acknowledges that:

          (a) Executive has occupied a position of trust and confidence with the Company and its subsidiaries (the "Acquired Companies") prior to the date hereof, as of the date hereof Executive will be the Chief Executive Officer of the Company and will continue in a position of trust and confidence with the Acquired Companies, and Executive has been provided, and shall be provided during his continued employment, with the following, any and all of which constitute confidential information of the Acquired Companies (collectively the "Confidential Information"):

               (i) any and all trade secrets concerning the business and affairs of the Acquired Companies, including without limitation product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned construction methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures and related processes., formulae, compositions, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information, of the Acquired Companies and any other information, however documented, of the Acquired Companies that is proprietary information or a trade secret under applicable law;

               (ii) any and all information concerning the business and affairs of the Acquired Companies, which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials, however documented; and

               (iii) any and all notes, analyses, compilations, studies, summaries, and other material prepared by or for the Acquired Companies containing or based, in whole or in part, on any information included in the foregoing;

          (b) the provisions of this Agreement are reasonable and necessary to protect and preserve the Acquired Companies' business. This Agreement is not made for the purpose of eliminating competition per se and is reasonably related to a protectable, legitimate business interest of Parent and the Acquired Companies to wit: protection of the Acquired Companies' goodwill;

          (c) because of his varied skill and abilities, he does not need to compete with the Acquired Companies and this Agreement will not prevent him from earning a livelihood;

          (d) because Parent would not have purchased Executive's stock in the Company and Parent and the Company would not have entered into the Merger Agreement unless Executive entered into this Agreement; and

          (e) Parent and the Acquired Companies would be irreparably damaged if Executive were to breach the covenants in this Agreement.

     4. Confidential Information: Executive acknowledges and agrees that all Confidential Information known or obtained by Executive, whether before or after the date hereof, is the property of the Acquired Companies. Accordingly, Executive agrees that he will not disclose any Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever or make use to his personal advantage or to the advantage of any third party, of any Confidential Information, without the prior written consent of the Board, unless otherwise required by law. Executive shall, upon termination or expiration of this Agreement or at any other time specified by the Company, deliver to the Company all documents which reflect Confidential Information (including copies thereof). Notwithstanding anything heretofore stated in this Section 4, Executive's obligations under this Section 4 shall not apply to:

          (a) information which has become generally available to the public without any action or omission of Executive (except that any Confidential Information which is disclosed to any third party by an employee or representative of the Acquired Companies or the Parent who is not authorized to make such disclosure shall be deemed to remain confidential and protectable by Executive under this Section 4); or

          (b) general know-how, ideas, current and planned construction methods, processes and concepts, and Executive's general knowledge and experience pertaining to the business of development and construction of residences, to the extent the same were first known or obtained by Executive prior to the date hereof.

     5. Non-Competition:

          (a) As an inducement for Parent and the Company to enter into the Merger Agreement and for the Company to enter into the Employment Agreement, Executive covenants that he will not, directly or indirectly:

               (i) during the Applicable Non-compete Period, without the express prior written consent of the board of directors of the Company, as owner, officer, director, employee, stockholder, principal, consultant, agent, lender, guarantor, cosigner, investor or trustee of any corporation, partnership, proprietorship, joint venture, association or any other entity of any nature, engage, in the business of developing land for, and the construction of, detached, single family residences (the "Business") in any county in the United States in which the Company is conducting Business activities; provided, however, that Executive may purchase or otherwise acquire up to (but not more than) 1% of any class of securities of any such enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934;

               (ii) during the Applicable Non-Compete Period, whether for the Executive's own account or for the account of any other person, (except for the account of the Company and its affiliates), (x) solicit business of the same or similar type being carried on by the Company, from any person known by the Executive to be a customer of the Company, whether or not the Executive had personal contact with such person during and by reason of the Executive's employment with the Company, or (y) interfere with the Company's relationship with any person who at any time during the period of his employment with the Company, was a contractor, supplier, or customer of the Company; or

               (iii) whether for the Executive's own account or the account of any other person, at any time during his employment with the Company or its affiliates and the Post-Employment Period, solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is an employee of the Company, or in any manner induce, or attempt to induce, any employee of the Company to terminate his employment with the Company; provided, however, that nothing in this Section 5(a)(iii) shall preclude the Executive from soliciting or employing any person who was employed by the Company after six months have lapsed from the last date of the former employee's employment with the Company.

          (b) For purposes of this Agreement:

               (i) the term "Applicable Non-Compete Period" shall mean the period beginning on the date hereof and ending on the earlier of (i) December 31, 2003 or (ii) the first anniversary of Executive's termination of employment; provided, however, if the transactions contemplated by the Merger Agreement are not consummated within four months of the execution of this Agreement, this Agreement and the Applicable Non-Compete Period shall automatically terminate.

               (ii) The term "Post-Employment Period" shall mean the 18 month period following the termination of Executive's employment.

          (c) The parties acknowledge and agree that the restrictions provided under this Section 5 are reasonably necessary to protect the legitimate business interests of Parent and the Company. Such legitimate business interests include the items referenced in Section 3 (a) hereof.

     6. Remedies: If Executive breaches any of the covenants set forth in this Agreement, the Company and Parent will be entitled to the following remedies:

          (a) To obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of this Agreement, it being agreed that money damages alone would be inadequate to compensate the Company and Parent and would be an inadequate remedy for such breach.

          (b) Any and all other damages and remedies available at law or in equity;

          (c) The rights and remedies of the parties to this Agreement are cumulative and not alternative.

     7. GENERAL PROVISIONS

          (a) Attorneys' Fees: Should any party employ an attorney or attorneys to enforce any of the provisions hereof, the party prevailing shall be entitled to payment by the non-prevailing party(ies) of all reasonable costs, charges and expenses, expended or incurred by the prevailing party, including reasonable attorneys' fees through all levels of proceedings, whether suit be brought or not.

          (b) Notices: All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (i) delivered by hand (with written confirmation of receipt), (ii) sent by telecopier (with written confirmation of receipt) , provided that a copy is mailed by registered mail, return receipt requested, or (iii) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

     Executive:     Alec Englestein
                    c/o Engle Homes, Inc.
                    123 Northwest 13th Street, Suite 300
                    Boca Raton, Florida 33432


     Company:       c/o Technical Olympic USA, Inc.
                    1200 Soldiers Field Drive
                    Sugar Land, Texas 77479
                    Attn:  Holly A Hubenak
                    Facsimile No.:  (281) 243-0116

          (c) Further Assurances: The parties agree (i) to furnish upon request to each other such further information, (ii) to execute and deliver to each other such other documents, and (iii) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

          (d) Waiver: The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (i) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

          (e) Entire Agreement and Modification: This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

          (f) Severability: If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. Without limiting the generality of the foregoing, in the event that the provisions of this Agreement should ever be deemed to exceed the scope of business, time or geographic limitations permitted by applicable law, then such provisions shall be and are hereby reformed to the maximum scope, time or geographic limitations permitted by such applicable law.

          (g) Section Headings; Construction: The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as. the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

          (h) Governing Law; Submission to Jurisdiction: This Agreement will be governed by the laws of the State of Florida without regard to conflicts of laws principles. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts in Palm Beach County, Florida, for the purposes of any proceeding arising out of this Agreement.

     IN WITNESS WHEREOF, the parties have executed and delivered this Non-Competition Agreement effective for all purposes as of the date first written above.


                                    /s/ Alec Englestein
                                    --------------------------------------------
                                    Alec Englestein

                                    Engle Homes, Inc., a Florida corporation

                                    By: /s/ David Shapiro
                                       -----------------------------------------
                                    Print Name: David Shapiro
                                               ---------------------------------
                                    Title: Vice President
                                          --------------------------------------